Exhibit 99.1

Rosetta Stone Inc. Reports Third Quarter 2018 Results
Lexia sales grow 37%, biggest Q3 in its history and Consumer Language sales stabilize, driving consolidated sales growth for the first time since 2014

ARLINGTON, VA — November 6, 2018 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the third quarter ended September 30, 2018.
Third Quarter 2018 Highlights

•	Revenue at Lexia, the Company’s Literacy segment, grew 20% year-over-year to a record high of $13.2 million.

•
Revenue within the Consumer Language segment declined 22% year-over-year to $14.5 million. The expected revenue decline reflects the transition to a full subscription model in which revenue is recognized ratably over the subscription period, which was completed in the first quarter 2018.

•	Total operating expenses increased 2% year-over-year, to $39.9 million.

•	At September 30, 2018, the Company had zero debt outstanding and cash and cash equivalents totaled $31.8 million.
“Our performance in the third quarter demonstrates our success in growing our K-12 Literacy business and stabilizing and enhancing the profitability of our Consumer language business, the combination of which is expected to contribute to a growing base of recurring revenues and improved cash flow generation over time,” said John Hass, Chairman, President and Chief Executive Officer. “Lexia had another record quarter, led by strong sales and retention during our seasonally strongest "back to school" selling season, and benefiting from a maturing sales force, an expanded product portfolio and a track record of unmatched efficacy. We are also proud that, just last week, Lexia Core5 earned top platinum honors in THE Journal’s 2018 Reader’s Choice Awards, securing top honors in Best Reading Program, Favorite Adaptive/Personalized Learning Tool, and Top Gamified Learning Tool."
Mr. Hass added, "Looking ahead, we see a unique opportunity to further leverage two of Rosetta Stone’s most powerful assets - our growing presence in K-12 schools and our iconic Rosetta Stone brand - to deliver blended, personalized learning solutions across both of our businesses at scale."
Third Quarter 2018 Financial Review
Revenue: Total revenue decreased $3.5 million, or 7% year-over-year, to $42.8 million in the third quarter 2018, reflecting declines in the Company's Language segments as a result of the transition from perpetual product sales to subscription-based sales and ongoing restructuring efforts within its E&E Language segment.
Revenue at Lexia grew 20% year-over-year to a record high of $13.2 million in the third quarter 2018. Literacy sales grew 37% over the prior year period benefiting from strong new business sales and renewal activity during the Company's seasonally strongest "back to school" selling season, which begins late in the second quarter and peaks in the third quarter.
Enterprise & Education ("E&E") Language segment revenue decreased $1.5 million, or 9% year-over-year, to $15.0 million in the third quarter 2018. E&E Language sales decreased $2.3 million, or 12% year-over-year, with $1.1 million of the decline due to the absence of custom content deals in the quarter plus $0.5 million unfavorable foreign exchange impacts year-over-year on sales in the U.K. and the reseller channel outside the U.S., along with lower sales from our affiliate channel.
Consumer Language segment revenue decreased $4.1 million, or 22% year-over-year, to $14.5 million in the third quarter 2018. The decline was due to a $3.0 million reduction in product revenue, reflecting both the shift to SaaS-based revenue in the

DTC channel and lower unit sales in the retail channel following the conversion of various retail partners to sell the Company's subscriptions. Subscription and service revenue decreased $1.1 million, or 7% year-over-year, benefiting from a 17% year-over-year increase in subscribers to 447,000 at September 30, 2018, which was more than offset by the absence of $0.8 million in revenue from FitBrains that has been decommissioned. Subscriber growth was largely driven by the inclusion of lower priced, shorter initial duration subscriptions in the Company’s portfolio. Subscriptions with a duration of one year or less totaled 44% of the subscription unit mix at the end of the third quarter 2018, up from 31% at the end of the same quarter last year.
US$ thousands, except for percentages

	Three Months Ended September 30,
	2018	Mix %	2017	Mix %	% change
Revenue from:
Literacy	$13,215	31%	$11,028	24%	20%
E&E Language	14,990	35%	16,529	36%	(9)%
Consumer Language	14,545	34%	18,649	40%	(22)%
Total	$42,750	100%	$46,206	100%	(7)%
Net Loss: In the third quarter of 2018 the Company reported a net loss of $6.5 million or $(0.31) per diluted share. In the comparable period a year ago, the Company had a net loss of $3.2 million or $(0.14) per diluted share.
Total operating expenses increased $0.9 million, or 2% year-over-year, to $39.9 million in the third quarter 2018 as increased investment in sales and marketing and research and development expenses were partially offset by declines in general and administrative expense.
Balance Sheet: As of September 30, 2018, the Company had zero debt and a cash and cash equivalents balance of $31.8 million.
Deferred revenue at September 30, 2018 totaled $164.5 million and includes $16.4 million from the SOURCENEXT transaction, of which $15.5 million is long-term. Short-term deferred revenue of $117.5 million at September 30, 2018, or approximately 71% of the total balance, will be recognized as revenue over the next 12 months. Before SOURCENEXT deferred revenue, approximately 79% of the total was current at September 30, 2018.
Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $10.9 million in the third quarter 2018, compared to $13.8 million in the third quarter 2017. The year-over-year change in free cash flow primarily reflects the Company's higher net loss, compared to the same quarter last year. Capital expenditures were largely flat year-over-year and primarily relate to capitalized labor on product and IT projects. Adjusted EBITDA, a non-GAAP financial measure, was $(0.7) million in the third quarter 2018, compared to $2.7 million in the year ago period. The year-over-year change in Adjusted EBITDA primarily reflects the Company's higher net loss this quarter, compared to the same quarter last year. The Company's cash flow has historically been seasonal, with a net use of cash during the first half of the year and positive cash generation during the second half of the year. With the continued growth at Lexia and the increasing mix of sales from the education marketplace, which is seasonally strongest in the third quarter, it is expected that the majority of the Company's second half positive cash flow will be generated in the third quarter.
Investor Day Webcast
In conjunction with this announcement, Rosetta Stone will host an investor day which will be broadcast live today beginning at 8:00 a.m. ET, during which there will be a discussion of the Company's third quarter results and outlook for 2018. The webcast will be available live on the Investor Relations page of the Company's website at http://investors.rosettastone.com and a recorded replay of the webcast will be available on the Investor Relations page soon after the live presentation.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2017, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•
Sales represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, sales is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•
Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.
Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.
For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Laura Bainbridge / Jason Terry
Addo Investor Relations
1-310-829-5400
IR@rosettastone.com

Media Contact:
Andrea Riggs
1-917-572-5555
ariggs@rosettastone.com

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$31,802	$42,964
Restricted cash	95	72
Accounts receivable (net of allowance for doubtful accounts of $341 and $375, at September 30, 2018 and December 31, 2017, respectively)	32,597	24,517
Inventory	1,681	3,536
Deferred sales commissions	11,727	14,466
Prepaid expenses and other current assets	3,530	4,543
Total current assets	81,432	90,098
Deferred sales commissions	7,214	3,306
Property and equipment, net	34,765	30,649
Goodwill	49,424	49,857
Intangible assets, net	16,600	19,184
Other assets	2,020	1,661
Total assets	$191,455	$194,755
Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$8,910	$8,984
Accrued compensation	9,942	10,948
Income tax payable	1	384
Obligations under capital lease	454	450
Other current liabilities	12,863	16,454
Deferred revenue	117,478	110,670
Total current liabilities	149,648	147,890
Deferred revenue	47,047	40,593
Deferred income taxes	2,404	1,968
Obligations under capital lease	1,469	1,850
Other long-term liabilities	32	31
Total liabilities	200,600	192,332
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 24,277 and 23,783 shares issued and 23,277 and 22,783 shares outstanding at September 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	200,579	195,644
Accumulated loss	(195,168)	(178,890)
Accumulated other comprehensive loss	(3,123)	(2,898)
Treasury stock, at cost, 1,000 and 1,000 shares at September 30, 2018 and December 31, 2017, respectively	(11,435)	(11,435)
Total stockholders' (deficit) equity	(9,145)	2,423
Total liabilities and stockholders' (deficit) equity	$191,455	$194,755

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Subscription and service	$42,526	$42,117	$126,702	$125,552
Product	224	4,089	2,358	14,252
Total revenue	42,750	46,206	129,060	139,804
Cost of revenue:
Cost of subscription and service revenue	8,204	6,499	22,836	19,091
Cost of product revenue	564	2,949	3,296	6,089
Total cost of revenue	8,768	9,448	26,132	25,180
Gross profit	33,982	36,758	102,928	114,624
Operating expenses:
Sales and marketing	24,948	23,654	74,013	71,859
Research and development	6,465	6,381	18,790	19,143
General and administrative	8,510	9,035	25,366	25,654
Total operating expenses	39,923	39,070	118,169	116,656
Loss from operations	(5,941)	(2,312)	(15,241)	(2,032)
Other income and (expense):
Interest income	23	13	71	43
Interest expense	(82)	(138)	(246)	(383)
Other income and (expense)	99	85	(130)	821
Total other income and (expense)	40	(40)	(305)	481
Loss before income taxes	(5,901)	(2,352)	(15,546)	(1,551)
Income tax expense	588	879	1,503	2,361
Net loss	$(6,489)	$(3,231)	$(17,049)	$(3,912)
Loss per share:
Basic	$(0.31)	$(0.14)	$(0.75)	$(0.18)
Diluted	$(0.31)	$(0.14)	$(0.75)	$(0.18)
Common shares and equivalents outstanding:
Basic weighted average shares	20,831	22,285	22,647	22,220
Diluted weighted average shares	20,831	22,285	22,647	22,220

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,489)	$(3,231)	$(17,049)	$(3,912)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Stock-based compensation expense	1,452	1,552	3,388	3,058
(Gain) loss on foreign currency transactions	(94)	(9)	26	(461)
Bad debt expense (recovery)	49	157	110	(143)
Depreciation and amortization	3,802	3,015	10,891	9,077
Deferred income tax expense	320	333	437	963
Loss on disposal of equipment	29	5	12	5
Amortization of deferred financing fees	34	82	102	238
Loss from equity method investments	—	—	—	100
Gain on sale of subsidiary	—	—	—	(506)
Net change in:
Accounts receivable	(9,445)	(1,837)	(8,314)	2,358
Inventory	433	1,673	1,856	2,605
Deferred sales commissions	(2,841)	(1,806)	(1,193)	321
Prepaid expenses and other current assets	785	(209)	875	(880)
Income tax receivable or payable	(50)	(51)	(397)	(296)
Other assets	(6)	(125)	(407)	67
Accounts payable	(1,645)	(830)	(36)	(2,084)
Accrued compensation	3,609	3,842	(979)	445
Other current liabilities	(421)	(849)	(3,969)	(6,501)
Other long-term liabilities	—	(265)	—	(750)
Deferred revenue	24,949	15,865	14,384	8,608
Net cash provided by (used in) operating activities	14,471	17,312	(263)	12,312
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,564)	(3,510)	(11,700)	(8,903)
Proceeds from sale of fixed assets	—	—	17	2
Proceeds from the sale of subsidiary	—	—	—	110
Net cash used in investing activities	(3,564)	(3,510)	(11,683)	(8,791)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	231	22	1,547	463
Payment of deferred financing costs	(4)	(89)	(4)	(232)
Payments under capital lease obligations	(111)	(109)	(336)	(453)
Net cash provided by (used in) financing activities	116	(176)	1,207	(222)
Increase (decrease) in cash, cash equivalents, and restricted cash	11,023	13,626	(10,739)	3,299
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	(124)	162	(400)	300
Net increase (decrease) in cash, cash equivalents, and restricted cash	10,899	13,788	(11,139)	3,599
Cash, cash equivalents, and restricted cash - beginning of period	20,998	26,408	43,036	36,597
Cash, cash equivalents, and restricted cash - end of period	$31,897	$40,196	$31,897	$40,196

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP net loss	$(6,489)	$(3,231)	$(17,049)	$(3,912)
Total other non-operating expense (income), net	(40)	40	305	(481)
Income tax expense	588	879	1,503	2,361
Depreciation and amortization	3,802	3,015	10,891	9,077
Stock-based compensation	1,452	1,552	3,388	3,058
Restructuring expenses	(8)	196	—	1,181
Strategy consulting expense	—	—	—	169
Other EBITDA adjustments	27	248	429	303
Adjusted EBITDA*	$(668)	$2,699	$(533)	$11,756

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$14,471	$17,312	$(263)	$12,312
Purchases of property and equipment	(3,564)	(3,510)	(11,700)	(8,903)
Free cash flow*	$10,907	$13,802	$(11,963)	$3,409

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2017	Jun 30 2017	Sep 30 2017	Dec 31 2017	Dec 31 2017	Mar 31 2018	Jun 30 2018	Sep 30 2018
Revenue by Segment (in thousands, except percentages)

Literacy	10,170	10,370	11,028	12,040	43,608	12,384	12,695	13,215
E&E Language	16,500	17,260	16,529	14,978	65,267	15,436	15,356	14,990
Consumer Language	21,023	18,275	18,649	17,771	75,718	14,988	15,451	14,545
Total	47,693	45,905	46,206	44,789	184,593	42,808	43,502	42,750

YoY Growth (%)
Literacy	34%	30%	26%	23%	28%	22%	22%	20%
E&E Language	(10)%	(1)%	(10)%	(16)%	(9)%	(6)%	(11)%	(9)%
Consumer Language	(5)%	(10)%	(14)%	(26)%	(14)%	(29)%	(15)%	(22)%
Total	(1)%	—%	(5)%	(13)%	(5)%	(10)%	(5)%	(7)%

% of Total Revenue
Literacy	21%	22%	24%	27%	24%	29%	29%	31%
E&E Language	35%	38%	36%	33%	35%	36%	35%	35%
Consumer Language	44%	40%	40%	40%	41%	35%	36%	34%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	41,241	39,384	39,661	38,539	158,825	36,965	37,759	37,747
International	6,452	6,521	6,545	6,250	25,768	5,843	5,743	5,003
Total	47,693	45,905	46,206	44,789	184,593	42,808	43,502	42,750

Revenues by Geography (as a %)
United States	86%	86%	86%	86%	86%	86%	87%	88%
International	14%	14%	14%	14%	14%	14%	13%	12%
Total	100%	100%	100%	100%	100%	100%	100%	100%